First Amendment

to the

Distribution Agreement

Between

Capitol Series Trust,

Alta Capital Management, LLC

and

Ultimus Fund Distributors, LLC

This amendment (the “Amendment”) dated as of December 12, 2019 to the Distribution Agreement dated February 1, 2019 (the “Agreement”) is made by and among Capitol Series Trust, Alta Capital Management, LLC, and Ultimus Fund Distributors, LLC (collectively, the “Parties”).

The Parties desire to amend the Agreement according to the terms and conditions set forth in this Amendment.

In consideration of the Parties agreement to amend their obligations in the existing Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to keep, perform, and fulfill the promises, conditions, and agreements described below:

1.	Schedule A to the Agreement is hereby amended as follows:

SCHEDULE A

To the

Distribution Agreement

between

Capitol Series Trust,

Alta Capital Management, LLC

and

Ultimus Fund Distributors, LLC

Dated February 1, 2019

Fund Portfolios

Alta Quality Growth Fund

Guardian Fundamental Global Equity Fund

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

First Amendment to Distribution Agreement

Alta Capital

December 12, 2019

The Parties duly executed this Amendment as of December 12, 2019.

	Capitol Series Trust		Ultimus Fund Distributors, LLC

By:		By:
Name:	Matthew Miller	Name:	Kevin Guerette
Title:	President	Title:	President

Alta Capital Management, LLC

By:
Name:
Title:

First Amendment to Distribution Agreement

Alta Capital

December 12, 2019

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